As filed with the Securities and Exchange Commission on March 22, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADT Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-4116383
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1501 Yamato Road

Boca Raton, FL 33431

(561) 322-7235

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James D. DeVries

Chief Executive Officer

c/o ADT Inc.

1501 Yamato Road

Boca Raton, FL 33431

(561) 322-7235

Copies of Communications to:

Tracey A. Zaccone, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

(212) 373-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

From time-to-time following effectiveness of this Registration Statement.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	18,750,000	$6.362	$119,287,500	$14,457.65

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional securities to be offered as a result of share splits, share dividends or similar transactions with respect to the shares of common stock being registered pursuant to this registration statement.

(2)

Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act. The offering price and registration fee are based upon the average of the high and low sale prices for the shares of common stock of ADT Inc. reported by the New York Stock Exchange on March 15, 2019.

PROSPECTUS

ADT Inc.

DIVIDEND REINVESTMENT PLAN

18,750,000 Shares of Common Stock

We are offering to our stockholders of record the opportunity to purchase shares of our common stock through our Dividend Reinvestment Plan (the “Plan”). The Plan provides you with a convenient method of purchasing common stock at market prices without having to pay any service or processing fees. If you elect to participate in the Plan, you may have your cash dividends automatically reinvested in additional shares of common stock.

To participate in the Plan, you may visit AST’s website, https://us.astfinancial.com/InvestOnline/Invest/AllPlan, and follow the instructions provided, or you may complete, sign and mail an enrollment form to:

American Stock Transfer & Trust Company, LLC

P.O. Box 922

Wall Street Station

New York, NY 10269-0560

Stockholders who do not wish to participate in the Plan will receive cash dividends, as declared.

We will issue new shares of our common stock to meet the requirements of the Plan. The purchase price of shares of common stock purchased from us pursuant to the Plan with reinvested dividends will be equal to 100% of the weighted average of the high and low sales price of our shares of common stock on the New York Stock Exchange (“NYSE”) on the five trading days preceding the relevant cash dividend payment date.

Our board of directors may, in its sole discretion, at any time, with effect at the time of declaration of the next dividend payment, determine to change the plan, including by changing the then-applicable discount, or terminate the plan altogether.

We are currently a “controlled company” under the corporate governance rules for New York Stock Exchange-listed companies and are exempt from certain corporate governance requirements of the rules. See “Risk Factors.” Our shares of common stock are listed on the New York Stock Exchange, or the “NYSE,” under the symbol “ADT.”

Your participation in the Plan is voluntary, and you may terminate your participation at any time. You should read this prospectus carefully so you will know how our Plan works and then retain it for future reference. Investing in our shares of common stock involves risks that are described in the “Risk Factors” section beginning on page 2 of this prospectus and “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which is incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 22, 2019.

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ABOUT THIS PROSPECTUS

To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on us and the business conducted by us.

This prospectus is part of a registration statement on Form S-3 that ADT Inc., a Delaware corporation, has filed with the U.S. Securities and Exchange Commission (the “SEC”). Unless otherwise indicated or the context otherwise requires, references in this registration statement on Form S-3 to (i) “we,” “our,” “us,” “ADT,” and the “Company” refer to ADT Inc., a Delaware corporation (formerly named Prime Security Services Parent, Inc.) and each of its consolidated subsidiaries, and (ii) “Apollo” refers to Apollo Global Management, LLC, its subsidiaries and its affiliates.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We have not authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus or the documents incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. The distribution of this prospectus and the offering and sale of the shares of common stock in certain jurisdictions may be restricted by law. We require persons into whose possession this prospectus comes to inform themselves about and to observe any such restrictions. This prospectus does not constitute an offer of, or an invitation to purchase, any shares of common stock in any jurisdiction in which such offer or invitation would be unlawful.

The information contained or incorporated by reference in this prospectus is accurate as of the dates of the applicable documents. Our business, financial condition, results of operations and prospects may have changed since the applicable dates. When this prospectus is delivered or sale pursuant to this prospectus is made, we are not implying that the information is current as of the date of the delivery or sale.

You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our shares of common stock under the Plan.

INCORPORATION OF DOCUMENTS BY REFERENCE

In this prospectus, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on March 11, 2019 (the “2018 Annual Report”);

•

Our Current Reports on Form 8-K filed with the SEC on January 2, 2019, February 1, 2019, March 11, 2019, March 18, 2019 and March 21, 2019 (in each case, other than information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K);

•

All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and before the termination of the offering to which this prospectus relates (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein);

•

The description of our common stock set forth in our registration statement filed on Form 8-A pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC on January 18, 2018, and any amendment or report filed for the purpose of updating that description; and

•

The ADT Corporation’s (a) Unaudited Interim Condensed Consolidated Financial Statements for the periods ended March 31, 2016 and March 27, 2015 and (b) the Audited Consolidated Financial Statements for the years ended September 25, 2015, September 26, 2014 and September 27, 2013, both of which are included in our registration statement filed on Form S-1 with the SEC, as declared effective by the SEC on January 18, 2018.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the completion of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference. The information contained on or accessible through our website at www.ADT.com is not incorporated into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning ADT Inc. at the following address:

ADT Inc.

1501 Yamato Road

Boca Raton, FL 33431

(561) 322-7235

Attention: General Counsel

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 with respect to the shares of common stock being issued pursuant to the Plan. This prospectus constitutes a part of that registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our shares of common stock being issued pursuant to the Plan, you should refer to the registration statement, including the documents incorporated herein, and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus, including the documents incorporated herein, regarding the contents of any agreement, contract or other document referred to are not necessarily complete. Reference is made in each instance to the copy of the document filed as an exhibit to the registration statement, including the documents incorporated herein. Each such statement is qualified by reference to the applicable exhibit. You may obtain a copy of the registration statement, including the documents incorporated herein, without charge from the SEC’s website, which is www.sec.gov.

We are subject to the informational requirements of the Exchange Act and are required to file reports and other information with the SEC. You can obtain copies of these reports and information or inspect them without charge at the SEC’s website. We furnish our stockholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm. We maintain a website at www.ADT.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our shares of common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management, and expected market growth are forward-looking statements. The forward-looking statements are contained principally in the sections entitled “ADT Inc.,” “Risk Factors,” “The Plan,” “Use of Proceeds,” and “Plan of Distribution.” Without limiting the generality of the preceding sentence, any time we use the words “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and, in each case, their negative or other various or comparable terminology and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. For ADT, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, without limitation:

•	our ability to maintain and grow our existing customer base;

•	our ability to integrate the businesses of ADT, Protection 1, Red Hawk and other companies we have acquired in an efficient and cost-effective manner;

•	the amount and timing of our cash flows and earnings, which may be impacted by customer, competitive, supplier and other dynamics and conditions;

•	our ability to maintain or improve margins through business efficiencies;

•	our ability to successfully upgrade obsolete equipment, such as 3G and CDMA communications equipment installed at our customers’ premises, in an efficient and cost-effective manner;

•	our ability to launch new product and service offerings that achieve market acceptance with acceptable margins;

•

changes in law, economic and financial conditions, including tax law changes, changes to privacy requirements, changes to telemarketing, email marketing and similar consumer protection laws, interest and exchange rate volatility, and trade tariffs applicable to the products we sell;

•	the impact of potential information technology, cybersecurity or data security breaches;

•	the other factors that are described in this report under the heading “Risk Factors.”

These forward-looking statements reflect our views with respect to future events as of the date of this prospectus and are based on assumptions and subject to risks and uncertainties. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus and in other filings. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and, except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events, or otherwise after the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. You should read this prospectus and the documents filed as exhibits to the registration statement, of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. Our forward-looking statements do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures, or investments we may undertake. We qualify all of our forward-looking statements by these cautionary statements.

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ADT INC.

We are a leading provider of monitored security and interactive home and business automation solutions in the United States (or “U.S.”) and Canada. Our mission is to help our customers protect and connect to what matters most—their families, homes, and businesses. The ADT brand is synonymous with security and, as the most recognized and trusted brand in the industry, is a key driver of our success. We currently serve approximately 7.2 million customers, excluding contracts monitored but not owned, making us one of the largest companies of our kind in the U.S. and Canada. We are also one of the largest full-service companies with a national footprint providing both residential and commercial monitored security. We deliver an integrated customer experience by maintaining one of the industry’s largest sales, installation, and service field forces, as well as a 24/7 professional monitoring network, all supported by approximately 19,000 employees. We handle approximately 15 million alarms annually. We provide support from approximately 240 sales and service locations and through our 12 monitoring centers listed by Underwriters Laboratories in the U.S. and Canada.

ADT Inc. is a public company incorporated in Delaware. Our common stock trades on the NYSE under the symbol “ADT.” Our principal executive offices are located at 1501 Yamato Road, Boca Raton, Florida 33431, and its telephone number is (561) 322-7235.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the discussion of risks under the heading “Item 1A. Risk Factors” in the 2018 Annual Report and the other documents that are incorporated by reference in this prospectus. Please see the section of this prospectus entitled “Incorporation of Documents by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

In addition to the risk factors incorporated by reference into this Prospectus by the preceding paragraph, below is a description of certain risks that you may face by virtue of your participation in the Plan. There may be additional risks that are not listed below or in the referenced documents, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.

There is no price protection for your shares of common stock in the Plan.

Your investment in the shares of common stock held in the Plan will be exposed to changes in market conditions and changes in the market value of shares of common stock. Your ability to liquidate or otherwise dispose of shares of common stock in the Plan is subject to the terms of the Plan and the withdrawal procedures under the Plan. You may not be able to withdraw or sell your shares of common stock in the Plan in time to react to market conditions.

The purchase price for shares of common stock purchased or sold under the Plan will vary.

The purchase price for any shares of common stock that you purchase or sell under the Plan will vary and cannot be predicted. You may purchase or sell shares of common stock at a purchase price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the related dividend payment date.

The market price for our shares of common stock varies, and you should purchase shares of common stock for long-term investment only.

Although our shares of common stock are listed on the NYSE, our shares of common stock may not be actively traded. We cannot assure you that there will, at any time in the future, be an active trading market for our shares of common stock. Even if there is an active trading market for our shares of common stock, we cannot assure you that you will be able to sell all of your shares of common stock at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in shares of common stock.

We may not be able to pay dividends.

Although we have paid dividends on our shares of common stock in the past, there is no assurance that we will continue to pay dividends at the same rate as in the past, or at all. Pursuant to our amended and restated certificate of incorporation and amended and restated bylaws, our board of directors has the discretion to authorize dividends, subject to certain limitations imposed under Delaware law. If we are unable to maintain profitability or if our board of directors does not authorize dividends, we may not be able to make cash distributions to our stockholders.

You may incur tax obligations without receiving cash with which to pay those obligations.

If you reinvest dividends under the Plan, you will be treated for U.S. federal income tax purposes as having received a distribution on the dividend payment date, which may give rise to a tax payment obligation without providing you with cash to pay such tax when it becomes due. See Question 18 under “The Plan—Commonly Asked Questions” and “Material U.S. Federal Income Tax Considerations” for a description of certain U.S. federal income tax consequences of participating in the Plan.

THE PLAN

Plan Overview

The Plan offers a simple, convenient and no-cost way for owners of our shares of common stock to invest all or a portion of their cash dividends in our shares of common stock. The Plan is designed for long-term investors who wish to invest and build their ownership of our shares of common stock over time. Unlike an individual brokerage account, the timing of purchases is subject to the provisions of the Plan. The principal terms and conditions of the Plan are summarized under “Commonly Asked Questions” below.

We have appointed American Stock Transfer & Trust Company, LLC, or the “Administrator,” to administer the Plan, and certain administrative support will be provided to the Administrator by its designated affiliates. Together, the Administrator and its affiliates will purchase and hold shares of common stock for Plan participants, keep records, send statements and perform other duties required by the Plan.

Only registered holders of our shares of common stock can participate directly in the Plan. If you are a beneficial owner of shares of common stock in a brokerage account and wish to reinvest your cash dividends, you can make arrangements with your broker or nominee to participate in the Plan on your behalf, or you can request that your shares of common stock become registered in your name.

Please read this entire prospectus for a more detailed description of the Plan. If you are a registered holder of our shares of common stock and would like to participate in the Plan, you can enroll online by following the enrollment procedures specified on the Administrator’s website at https://us.astfinancial.com/InvestOnline/Invest/AllPlan or by completing and signing an enrollment form and returning it to the Administrator at the address and telephone number provided in Question 6, or via the Internet at the Administrator’s website at www.astfinancial.com.

Commonly Asked Questions

1. How can I participate in the Plan?

If you are a current holder of record, or registered holder, of our shares of common stock, you may participate directly in the Plan. If you own shares of common stock that are registered in someone else’s name (for example, a bank, broker or trustee), the Plan allows you to participate through such person, should they elect to participate, without having to withdraw your shares of common stock from such bank, broker or trustee. If your broker or bank elects not to participate in the Plan on your behalf, you can participate by withdrawing your shares of common stock from such bank or broker and registering your shares of common stock in your name.

2. How do I get started?

If you are a registered holder of our shares of common stock, once you have read this prospectus, you can get started by enrolling in the Plan online by following the enrollment procedures specified on the Administrator’s website at https://us.astfinancial.com/InvestOnline/Invest/AllPlan or by completing and signing an enrollment form (see Question 6) and returning it to the Administrator. If you are a beneficial owner of shares of common stock in a brokerage account, once you have read this prospectus, you should make arrangements with your broker or nominee to participate in the Plan on your behalf.

If the Administrator receives your enrollment form on or before the record date for the payment of the next cash dividend, the amount of the cash dividend that you elect to be reinvested will be invested in additional shares of common stock for your Plan account. If the enrollment form is received in the period after any record date, that cash dividend will be paid to you and your initial cash dividend reinvestment will commence with the following cash dividend.

Once you have enrolled, your participation continues automatically, for as long as you wish (see Question 3 on how to terminate your participation and Question 4 on how to modify your participation). If you own shares of common stock that are registered in someone else’s name (for example a bank, broker or trustee), then you should contact such person to arrange for them to participate in the Plan on your behalf.

3. How can I withdraw from the Plan?

If you are a registered holder of our shares of common stock and you are participating in the Plan, you may discontinue the reinvestment of your cash dividends at any time by providing notice to the Administrator. In addition, you may change your cash dividend election online under the Administrator’s account management service, accessible at www.astfinancial.com. A notice of withdrawal for any particular cash dividend payment will be effective only if the Administrator receives such notice prior to the record date for such cash dividend. Future dividends paid after receipt of your request to withdraw will be paid in cash.

If you are a beneficial owner of our shares common stock and you are participating in the Plan through your broker, you should direct your broker to discontinue participation in the Plan on your behalf.

Generally, an owner of shares of common stock may again become a participant in the Plan. However, we reserve the right to reject the enrollment of a previous participant in the Plan on grounds of excessive joining and termination. This reservation is intended to minimize administrative expense and to encourage use of the Plan as a long-term investment service.

Please note that upon receipt of written notice of a participant’s death, the Administrator shall terminate such participants enrollment in the Plan.

4. How can I modify my participation in the Plan?

If you are a registered holder of our shares of common stock and you are participating in the Plan, you may modify the reinvestment of your cash distributions at any time by providing notice to the Administrator. In addition, you may modify your cash distribution election online under the Administrator’s account management service, accessible at www.astfinancial.com. A notice of modification for any particular cash distribution payment will be effective only if the Administrator receives such notice prior to the record date for such cash dividend.

If you are a beneficial owner of our shares common stock and you are participating in the Plan through your broker, you should direct your broker to modify your participation in the Plan on your behalf.

5. How are dividends reinvested?

By enrolling in the Plan, you direct the Administrator to apply cash dividends to the purchase of additional shares of common stock in accordance with the terms and conditions of the Plan. You may elect to reinvest all or a portion of your cash dividends in additional shares of common stock. The Administrator will invest dividends in whole and fractional shares of common stock on the quarterly dividend payment date (which will be the investment date). No interest will be paid on funds held by the Administrator pending investment, if any.

If the Administrator receives your enrollment form on or before the record date for the payment of the next cash dividend, the amount of the cash dividend that you elect to be reinvested will be invested in additional shares of common stock for your Plan account. If your shares of common stock are held in someone else’s name (for example, a bank, broker or trustee), any shares of common stock purchased through the Plan may take up a number of days to be transferred to the account of such other person. If the enrollment form is received in the period after any record date, that cash dividend will be paid to you and your initial cash dividend reinvestment will commence with the following cash dividend.

You may withdraw or modify your cash dividend reinvestment election at any time. See Questions 3 and 4.

6. When are dividends reinvested?

The investment date will be the cash dividend payment date for each quarter. The record date for eligibility to receive cash dividends generally will be at least 15 days before the date upon which cash dividends are paid. If your shares of common stock are held in someone else’s name (for example, a bank, broker or trustee), any shares of common stock purchased through the Plan may take up a number of days to be transferred to the account of such other person.

7. What is the source and price of shares of common stock purchased under the Plan?

We will use our authorized but unissued shares of common stock for all shares of common stock to be purchased under the Plan. The price for authorized but unissued shares of common stock purchased with reinvested cash dividends will be the volume-weighted average price of our shares of common stock on the New York Stock Exchange for the five trading day period immediately preceding the investment date, less a discount ranging from 0% to 5%. Our board of directors has set the initial discount at 0.0%. Therefore, the initial purchase price for authorized but unissued shares of common stock purchased with reinvested cash dividends will be 100% of such average closing price. (Note: If you participate in the Plan through your broker, you should consult with your broker to determine if your broker will charge you a service fee.) Please note, however, that our board of directors may, from time to time, change the discount rate. We will provide notice to you of any changes in the discount rate at least 15 days prior to the following record date.

8. Who is the Administrator of the Plan?

American Stock Transfer & Trust Company, LLC is the Administrator of the Plan. Certain administrative support will be provided to the Administrator by its designated affiliates. For transaction requests, please write to the Administrator at the following address:

American Stock Transfer & Trust Company, LLC

Wall Street Station

P.O. Box 922

New York, New York 10269-0560.

For all other correspondence regarding the Plan, please write to the Administrator at the following address:

American Stock Transfer & Trust Company, LLC

6201 Fifteenth Avenue

Brooklyn, New York 11219

In addition, you may call the Administrator at (800) 278-4353 or contact the Administrator via the Internet at www.astfinancial.com.

Please include a reference to ADT Inc. and this Plan in all correspondence.

9. What is the cost of participating in the Plan?

There is no fee for reinvesting your cash dividends through the Plan. You may be responsible for certain charges if you withdraw from the Plan. Additionally, if you are a beneficial owner of our shares of common stock and are participating in the Plan through your broker, you should consult with your broker who may charge you a fee for participating in the Plan on your behalf.

10. How many shares of common stock will be purchased for my account?

If you are a registered holder of our shares of common stock and are directly participating in the Plan, the number of shares of common stock, including fractional shares of common stock, purchased under the Plan will depend on the amount of your cash dividend you elect to reinvest and the price of the shares of common stock determined as provided above. Shares of common stock purchased under the Plan, including fractional shares of common stock, will be credited to your account. Both whole and fractional shares of common stock will be purchased. Fractional shares of common stock will be computed to three decimal places.

If you are a beneficial owner and are participating in the Plan through your broker, you should contact your broker for the details of how the number of shares of common stock you purchase will be determined.

This prospectus relates to 18,750,000 shares of our common stock registered for sale under the Plan. We cannot assure you there will be enough shares of common stock to meet the requirements under the Plan. If we do not have a sufficient number of authorized but unissued shares of common stock to meet the Plan requirements during any quarter, any reinvested dividends received by the Administrator but not invested in our shares of common stock under the Plan will be returned to participants without interest.

11. How will my shares of common stock be held under the Plan?

If you are a registered holder of our shares of common stock and you are directly participating in the Plan, the shares of common stock that you acquire under the Plan will be maintained in your Plan account in book-entry form.

If you are a beneficial owner of our shares of common stock and you are participating in the Plan through your broker, the shares of common stock that are purchased on your behalf under the Plan will be maintained in your account with your broker.

12. How do I sell shares of common stock held under the Plan?

If you are a registered holder of our shares of common stock and you are directly participating in the Plan, you can sell your Plan common stock at any time by contacting the Administrator. Your sale request will be processed, and your shares of common stock will, subject to market conditions and other facts, generally be sold within 24 hours of receipt and processing of your request. Please note that the Administrator cannot and does not guarantee the actual sale date or price, nor can it stop or cancel any outstanding sale or issuance requests. All requests are final. When your shares of common stock are sold through the Administrator, you will receive the proceeds of such sale less a service fee of $15.00 and any brokerage trading fees, which are currently set at $0.12 per share of common stock. The Administrator will mail a check to you (less applicable sales fees) on the settlement date, which is two business days after your shares of common stock have been sold.

Alternatively, you may choose to withdraw your shares of common stock from your Plan account and sell them through a broker of your choice, in which case you would have to request that the Administrator electronically transfer your shares of common stock to the broker through the Direct Registration System.

If you are a beneficial owner of our shares of common stock and you are participating in the Plan through your broker, you should contact your broker to sell your shares of common stock.

If you dispose of all the shares of common stock registered in your name, but do not give notice of withdrawal to the Administrator, the Administrator will continue to comply with your participation, if any, in the Plan on any shares of common stock held in your account under the Plan until the Administrator is notified otherwise.

13. How will I keep track of my investments?

If you are a registered holder of our shares of common stock and you are directly participating in the Plan, the Administrator will send you a transaction notice confirming the details of each transaction that you make and a quarterly statement of your account.

If you are a beneficial owner of our shares of common stock and you are participating in the Plan through your broker, the details of the reinvestment transactions will be maintained by your broker. You should contact your broker to determine how this information will be provided to you.

14. Can the Plan be suspended, modified or terminated?

The Plan will terminate upon the earlier of (a) February 27, 2021 and (b) the date upon which an aggregate of 18,750,000 shares of common stock have been issued pursuant to the Plan.

Additionally, we reserve the right to suspend, modify or terminate the Plan at any time, and from time to time. Participants will be notified of any suspension, modification or termination of the Plan. If you are a registered holder of our shares of common stock and you are directly participating in the Plan, upon our termination of the Plan, we will issue to you the number of whole shares of common stock in your account and document such issuance to your name in book-entry form on the accounts of our transfer agent. Any fractional shares of common stock in your Plan account will be converted to cash and remitted to you by check.

15. What would be the effect of any stock splits or distributions?

If we distribute any property other than cash to the holders of our shares of common stock, or if we effect a split of our shares of common stock, such property distributed to your shares of common stock under the Plan shall be fully credited to your account under the Plan.

In the event of a rights offering, your entitlement will be based upon your total holdings, including those credited to your account under the Plan. Rights applicable to shares of common stock credited to your account under the Plan will be sold by the Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of shares of common stock on the next investment date. If you want to exercise, transfer or sell any portion of the rights applicable to the shares of common stock credited to your account under the Plan, you must request, at least two days prior to the record date for the issuance of any such rights, that a portion of the shares of common stock credited to your account be transferred from your account and registered in your name. Transaction processing may either be curtailed or suspended until the completion of any dividend, stock split or other corporate action.

16. Can I vote shares of common stock acquired through the Plan?

Shares of common stock held in a participant’s account by the Trustee are voted in the same manner as shares of common stock beneficially owned by a stockholder, either by proxy or by the participant in person.

17. May shares held in a Plan account be pledged?

No. If you wish to pledge shares of common stock that are credited to your account, you will first have to request that such shares are withdrawn from the Plan and are issued to your name in book-entry form on the accounts of our transfer agent.

18.	What are the U.S. federal income tax consequences of purchasing shares of common stock under the Plan?

In general, you will be treated, for U.S. federal income tax purposes, as having received, on the dividend payment date, a distribution in an amount equal to the fair market value of the shares of common stock (without reduction for any discount, if any) credited to your account under the Plan. Such distribution will be taxable as a dividend for U.S. federal income tax purposes to the extent of ADT’s current or accumulated earnings and profits. Any portion of the distribution in excess of ADT’s current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of your adjusted tax basis in your shares of common stock in respect of which the distribution was received and will be applied against and reduce such basis on a dollar-for-dollar basis. To the extent that such distribution exceeds your adjusted tax basis in such shares of common stock, the distribution will be treated as capital gain.

Purchasing shares of common stock pursuant to the Plan will not affect the tax obligations associated with the common stock you currently own. However, participation in the Plan will reduce the amount of cash distributions available to you to satisfy any tax obligations associated with owning such shares of common stock. Please read “Material U.S. Federal Income Tax Considerations” for information relevant to holders of shares of common stock generally.

19. What provision is made for shareholders subject to income tax withholding?

Backup withholding at the then-applicable rate may apply to the amount of dividends and the proceeds of any sale of shares of common stock if: (i) you fail to furnish a properly completed Form W-9 or appropriate Form W-8, if applicable, or the equivalent thereof, or (ii) the IRS notifies us that you are subject to backup withholding. The withheld amounts will be deducted from the dividends and/or proceeds of any sale of shares of common stock and the remaining amount will be sent to you.

In the case of non-U.S. shareholders whose dividends are subject to U.S. income tax withholding, the amount of tax to be withheld will be deducted from the amount of dividends otherwise receivable and the remaining amount of dividends will be reinvested. In the case of those non-U.S. shareholders whose sale proceeds are subject to withholding, the amount of tax to be withheld will be deducted from the proceeds of the sale of shares of common stock.

Please read “Material U.S. Federal Income Tax Considerations” for information relevant to holders of shares of common stock generally.

Responsibilities Under the Plan

We, the Administrator and any agent will not be liable in administering the Plan for any act done in good faith, or for any omission to act in good faith with regards to purchasing and/or selling common stock for participants and, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon that participant’s death prior to the receipt of notice in writing of such death. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of its actions or inactions in connection with the administration of the Plan.

You should recognize that neither we, the Administrator, nor any agent can assure you of a profit or protect you against an economic loss on common stock purchased under the Plan.

General

We reserve the right to interpret and regulate the Plan as we deem necessary or desirable and any such interpretation or regulation will be final.

Any reference herein to a record date or a payment date means such date with respect to a cash dividend payable on our shares of common stock.

The terms and conditions of the Plan and its operations are governed by the laws of the State of Delaware.

USE OF PROCEEDS

The net proceeds, if any, we realize from sales of our shares of common stock pursuant to the Plan will be used for general corporate purposes.

We do not expect to initially receive any proceeds from the sales of shares of common stock pursuant to the Plan as our board of directors has set the initial discount for sales of our shares of common stock pursuant to the Plan at 0.0%.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain material U.S. federal income tax considerations which may be applicable to a holder of shares of common stock that participates in the Plan. As used in this section, the term “U.S. Holder” means a beneficial owner of a share of common stock that is (i) a citizen or individual resident of the United States as determined for U.S. federal income tax purposes, (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes that is organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation without regard to the source thereof or (iv) a trust if a U.S. court has primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. As used in this section, the term “Non-U.S. Holder” means a beneficial owner of a share of common stock that is neither a U.S. Holder nor a pass-through entity (including a partnership), as determined for U.S. federal income tax purposes. If a pass-through entity, including a partnership or other entity classified as a partnership for U.S. federal income tax purposes, is a beneficial owner of shares of common stock, the U.S. federal income tax treatment of an owner or partner generally will depend upon the status of such owner or partner and upon the activities of the pass-through entity. Any owner or partner of a pass-through entity holding shares of common stock is urged to consult its own tax advisor.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, existing and proposed Treasury Regulations and interpretations of the foregoing, all as of the date hereof. All of the foregoing authorities are subject to change (possibly with retroactive effect), and any such change may result in U.S. federal income tax consequences to a holder that are materially different from those described below. No rulings from the U.S. Internal Revenue Service (the “IRS”) have been or will be sought with respect to the matters described below, and consequently, the IRS may not take a similar view of the consequences described below.

This summary does not purport to be a full description of all U.S. federal income tax considerations that may be relevant to a holder in light of such holder’s particular circumstances and only addresses holders that hold shares of common stock as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. Furthermore, this summary does not address the U.S. federal income tax considerations applicable to holders subject to special rules, such as certain financial institutions, real estate investment trusts, regulated investment companies or insurance companies; tax-exempt organizations, charitable remainder trusts, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; traders in securities that elect to use a mark-to-market method of accounting; dealers in securities or currencies; persons holding shares of common stock in connection with a hedging transaction, “straddle”, conversion transaction or other integrated transaction; persons that own directly, indirectly or constructively ten percent or more, by voting power, of the outstanding equity interests of ADT; persons that acquired the shares of common stock in connection with the exercise of employee stock options or otherwise as compensation for services; persons whose “functional currency” is not the U.S. dollar; persons subject to the alternative minimum tax; persons that are required to report income no later than when such income is reported in an “applicable financial statement”; U.S. expatriates and foreign governments and other entities that are eligible for the benefits of Section 892 of the Code. In addition, this discussion does not include any description of any estate and gift tax consequences, or the tax laws of any state, local, non-U.S. or other government that may be applicable.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Plan participant or prospective Plan participant, and no opinion or representation with respect to the U.S. federal income tax consequences to any particular Plan participant or prospective Plan participant is made. Holders of shares of common stock are urged to consult their tax advisors with respect to the U.S. federal, state and local tax consequences, the non-U.S. tax consequences and the non-tax consequences of participating in the Plan.

U.S. Holders

Amount Includible in Income

For U.S. federal income tax purposes, a U.S. Holder will be treated as receiving a distribution in an amount equal to the sum of (i) the fair market value of shares of common stock acquired pursuant to the Plan (without reduction for any discount, if any) and (ii) any taxes withheld under the backup withholding rules with respect to the distribution, if any. For these purposes, we intend to treat the “fair market value” of shares of common stock acquired under the Plan as the weighted average of the high and low sales price of our shares of common stock on the NYSE on the five trading days preceding the relevant cash dividend payment date. The distribution will be includible in income by a U.S. Holder as dividend income to the extent such distribution is made out of the current or accumulated earnings and profits of ADT as determined under U.S. federal income tax principles. Any such dividend received by non-corporate U.S. Holders will generally be “qualified dividend income” to such U.S. Holders, which will be subject to U.S. federal income tax at preferential rates. Certain corporate U.S. Holders may be entitled to a dividends received deduction with respect to amounts treated as ordinary dividend income. Corporate participants are urged to consult their own tax advisors regarding their eligibility for and the extent of such deduction. Any portion of the distribution in excess of ADT’s current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in its shares of common stock in respect of which the distribution was made and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of such shares of common stock). To the extent that such distribution exceeds the U.S. Holder’s adjusted tax basis, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such U.S. Holder’s holding period in its shares of common stock exceeds one year as of the date of the distribution and otherwise will be short-term capital gain.

A U.S. Holder’s tax basis for shares of common stock received pursuant to the Plan will equal the fair market value of the shares of common stock on the dividend payment date. A U.S. Holder’s holding period for the shares of common stock will begin on the day after the dividend payment date.

A U.S. Holder will not realize any taxable income upon the receipt of certificates for whole shares of common stock that were credited to the U.S. Holder’s account upon withdrawal from or termination of the Plan. A U.S. Holder generally will recognize gain or loss upon the sale or exchange of shares of common stock and upon receipt of cash payments for fractional shares credited to their accounts upon withdrawal from or termination of the Plan. The amount of such gain or loss will be equal to the difference (if any) between (i) the amount realized for the shares of common stock or fractional share and (ii) the U.S. Holder’s adjusted tax basis in the shares of common stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of common stock is more than one year at the time of the sale or exchange. Capital gains of non-corporate taxpayers on assets held for more than one year are generally subject to preferential rates. The deductibility of capital losses is subject to limitations. The Plan assumes that each participant will use the first-in, first-out (FIFO) method when determining the tax basis of any shares of common stock sold. Participants may designate their preference for a different method of determining the tax basis of shares of common stock by identifying this preference in writing to the Administrator. Each U.S. Holder should consult its own tax advisor with respect to the tax treatment of the receipt of certificates and cash in lieu of fractional shares upon withdrawal from or termination of the Plan.

Additional Tax on Passive Income

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% tax on their “net investment income”, which includes, among other things, dividends on, and capital gains from the sale or other taxable disposition of, the shares of common stock, subject to certain limitations and exceptions.

U.S. Information Reporting and Backup Withholding

Under some circumstances, a U.S. Holder may be subject to U.S. information reporting and backup withholding tax on distributions paid on shares of common stock or from the disposition of shares of common stock. Information reporting and backup withholding will not apply, however, to a U.S. Holder that is a corporation or is otherwise exempt from information reporting and backup withholding and, when required, demonstrates this fact. Backup withholding also will not apply to a U.S. Holder that furnishes a correct taxpayer identification number and certifies on a Form W-9 or successor form, under penalty of perjury, that it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that fails to provide the correct taxpayer identification number on Form W-9 or successor form may be subject to penalties imposed by the IRS. Backup withholding, currently at a 24% rate, is not an additional tax, and any amount withheld under these rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability if the required information is timely furnished to the IRS.

U.S. Holders are urged to consult their tax advisors regarding their reporting requirements.

Non-U.S. Holders

Amount Includible in Income

For U.S. federal income tax purposes, a Non-U.S. Holder will be treated as receiving a distribution in an amount equal to the sum of (i) the fair market value of shares of common stock acquired pursuant to the Plan (without reduction for any discount, if any) and (ii) any taxes withheld with respect to the distribution. For these purposes, we intend to determine the “fair market value” as described above under “—U.S. Holders—Amount Includible in Income.” The distribution will be treated as dividend income to a Non-U.S. Holder to the extent such distribution is made out of the current or accumulated earnings and profits of ADT as determined under U.S. federal income tax principles. Except as described below under “—Non-U.S. Holders—U.S. Trade or Business Income,” Non-U.S. Holders generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of their shares of common stock.

Any portion of the distribution in excess of ADT’s current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in its shares of common stock in respect of which such distribution was made and will be applied against and reduce such basis on a dollar-for-dollar basis. To the extent that such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, the distribution will be treated as capital gain. However, because ADT generally cannot determine at the time it makes a distribution whether or not the distribution will exceed its current and accumulated earnings and profits, ADT normally will withhold tax on the entire amount of any distribution at the same rate as ADT would withhold on a dividend. If it is later determined that a distribution in fact exceeded ADT’s current and accumulated earnings and profits, a Non-U.S. Holder would be entitled to a refund from the IRS for the withholding tax on the portion of the distribution that exceeded ADT’s current and accumulated earnings and profits.

In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed applicable IRS Form W-8 (or successor form) certifying such Non-U.S. Holder’s entitlement to benefits under the applicable treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, such holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their possible entitlement to benefits under an income tax treaty.

A Non-U.S. Holder will not realize any taxable income for U.S. federal income tax purposes upon the receipt of certificates for whole shares of common stock that were credited to the Non-U.S. Holder’s account upon withdrawal from or termination of the Plan. Except as described below under “—Non-U.S. Holders—U.S. Trade or Business Income,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other disposition of shares of common stock unless: (i) the gain is U.S. trade or business income; (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or (iii) certain other conditions apply. Each Non-U.S. Holder is urged to consult its own tax advisor with respect to the tax consequences to it of the disposition of its shares of common stock.

U.S. Trade or Business Income

If dividend income or gain on the sale, exchange or other taxable disposition of shares of common stock is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the holder), such Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “—U.S. Holders—Amount Includible in Income” above). Corporate Non-U.S. Holders may also be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate prescribed by an applicable income tax treaty) with respect to their U.S. trade or business income.

U.S. Information Reporting, Backup Withholding and FATCA

Payments of dividends on shares of common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know that the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid applicable IRS Form W-8 (or other applicable successor form) or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on shares of common stock paid to a Non-U.S. Holder, regardless of whether any tax was actually withheld.

In addition, proceeds of the sale or other taxable disposition of shares of common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of shares of common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Additionally pursuant to the Foreign Account Tax Compliance Act (“FATCA”), foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payment.” For this purpose, withholdable payments include generally U.S.-source payments otherwise subject to nonresident withholding tax (e.g., U.S.-source dividends) and also include the entire gross proceeds from the sale or other disposition of any equity instruments of U.S. issuers. The U.S. Department of the Treasury recently released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax applicable to the gross proceeds of a sale or disposition of equity. In its preamble to the proposed regulations, the U.S. Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described above. Under certain circumstances, a Non-U.S. Holder may be eligible for refunds or credits of the withholding taxes described above, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Non-U.S. Holders are urged to consult their own tax advisors regarding the possible implications of information reporting, back withholding and FATCA with respect to their participation in the Plan.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute newly issued shares of common stock sold under the Plan. You will pay no service fees or brokerage trading fees for the shares of common stock you will acquire pursuant to the Plan. We will pay all brokerage trading fees or other charges on shares of common stock purchased through the Plan. However, if you are participating in the Plan through your broker, you may be charged a fee by your broker for participating in the Plan on your behalf. Additionally, if you request that your shares of common stock held by the Administrator be sold, you will receive the proceeds less a service fee of $15.00 and any brokerage trading fees, which are currently set at $0.12 per share of common stock. Our shares of common stock are currently listed on the NYSE.

Persons who acquire shares of common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, and may be considered to be underwriters within the meaning of the Securities Act of 1933, as amended. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of common stock.

We have no arrangements or understandings, formal or informal, with any person relating to the sale of our shares of common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

LEGAL MATTERS

The validity of the shares offered by this prospectus will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The consolidated financial statements of ADT Inc. and subsidiaries incorporated in this prospectus by reference to ADT Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of The ADT Corporation as of September 25, 2015 and September 26, 2014, and for each of the three years in the period ended September 25, 2015, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report incorporated herein by reference. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

18,750,000 Shares

ADT Inc.

Common Stock

PROSPECTUS

March 22, 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below is a table of the registration fee for the SEC and estimates of all other expenses to be paid by the registrant in connection with the issuance and distribution of the securities described in the registration statement:

SEC registration fee	$14,458
Stock exchange listing fee	1,500
Printing expenses	0
Legal fees and expenses	0
Accounting fees and expenses	100,000
Miscellaneous	5,000

Total	$120,958

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s amended and restated bylaws provide for indemnification by the registrant of its directors, officers, and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s amended and restated certificate of incorporation provides for such limitation of liability.

The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

We have entered into customary indemnification agreements with our executive officers and directors that provide them, in general, with customary indemnification in connection with their service to us or on our behalf.

Item 16.	Exhibits.

(a) Exhibits

The exhibits required to be filed pursuant to the requirements of Item 601 of Regulation S-K are set forth in the Exhibit Index accompanying this Registration Statement on Form S-3 and are incorporated herein by reference.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by a registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of a registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

EXHIBIT INDEX

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the common stock.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2	Consent of Deloitte & Touche LLP, independent registered certified public accounting firm.

23.3	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on signature pages of this Part II).

99.1	Dividend Reinvestment Plan Enrollment Form.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida on the 22 day of March, 2019.

ADT Inc.

By:	/s/ David W. Smail
David W. Smail
Executive Vice President, Chief Legal Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints David W. Smail, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James D. DeVries James D. DeVries	President, Chief Executive Officer and Director (Principal Executive Officer)	March 22, 2019

/s/ Jeffrey Likosar Jeffrey Likosar	Chief Financial Officer (Principal Financial and Accounting Officer)	March 22, 2019

/s/ Marc E. Becker Marc E. Becker	Director	March 22, 2019

/s/ Andrew D. Africk Andrew D. Africk	Director	March 22, 2019

Signature	Title	Date

/s/ Stephanie Drescher Stephanie Drescher	Director	March 22, 2019

/s/ Tracey Griffin Tracey Griffin	Director	March 22, 2019

/s/ Matthew H. Nord Matthew H. Nord	Director	March 22, 2019

/s/ Eric L. Press Eric L. Press	Director	March 22, 2019

/s/ Reed B. Rayman Reed B. Rayman	Director	March 22, 2019

/s/ David Ryan David Ryan	Director	March 22, 2019

/s/ Lee J. Solomon Lee J. Solomon	Director	March 22, 2019

/s/ Timothy J. Whall Timothy J. Whall	Director	March 22, 2019

/s/ Matthew E. Winter Matthew E. Winter	Director	March 22, 2019